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                                                                   Exhibit 10.12

March 15, 2006

Mr. James O. Robbins
3185 Nancy Creek Road, N.W.
Atlanta, Georgia 30327

Dear Jim:

I am pleased to inform you that effective December 31, 2005, the Compensation Committee of the Board of Directors of Cox Communications, Inc. (CCI) has approved a special award to you of 325,000 Recognition Units ("Units") to recognize the continuing legacy of your past contributions to the growth and success of CCI. This letter agreement ("Agreement") will describe the terms and conditions of your award.

Each Unit will have a beginning Unit price of $10.00 per Unit. The payment, if any, to you under this Agreement will be based on the increase in the value of the Units over a three-year measurement period beginning January 1, 2006 and ending December 31, 2008 (the "Measurement Period"). To determine the increase in the value of the Units over the Measurement Period, the beginning Unit price will be multiplied by a compound annual growth rate (the "Growth Rate") in order to calculate the Unit price at the end of the Measurement Period. The Growth Rate will be expressed as a percentage and will be equal to CCI's cumulative operating free cash flow ("OFCF") over the Measurement Period, divided by a 2005 base year OFCF, multiplied to the 2.5 power as a growth multiplier.

Once the Unit price at the end of the Measurement Period is calculated as set forth above, the beginning Unit price will be subtracted from the ending Unit price to determine the appreciation in the value of each Unit (the "Unit Appreciation Amount"). The Unit Appreciation Amount will be multiplied by the 325,000 Units awarded to determine the final benefit amount payable to you. Any benefit will be payable to you or, in the event of your death prior to the date of such payment, to your estate in a lump sum cash payment as soon as practicable following the end of the Measurement Period.

Notwithstanding any other provisions of this Agreement to the contrary, if a Growth Rate of fifteen percent (15%) is not achieved over the Measurement Period, then no benefit will be payable under this Agreement.

The Compensation Committee of CCI will have the sole discretion to amend or modify your award or any feature of your award, including without limitation the components used in calculating OFCF, the beginning or ending Unit price, the Measurement Period, or the amount of any payout, to reflect acquisitions, spin-offs, other significant corporate or accounting events, or any other factor deemed appropriate in the Committee's sole discretion; provided that no such amendment or modification may result in a change in the timing or form of any payment due to you under this Agreement.

By signing below, you agree that you have read this Agreement and understand its terms, that you have not relied on any representation or statement not set forth in this Agreement, that this Agreement shall be governed by the laws of the State of Delaware, and that this Agreement shall be binding upon you and your heirs, executors, administrators, representatives, successors and assigns.

Very truly yours,

/s/ Marybeath Leamer
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Marybeth Leamer

Agreed and accepted:

/s/ James O. Robbins
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James O. Robbins